As filed with the Securities and Exchange Commission on July 12, 2004
                                Registration Nos. 333-85618; 811-7935
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
   Pre-Effective Amendment No.                                         [ ]
   Post-Effective Amendment No. 5                                      [X]
                                     and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
   Amendment No.                                                       [X]

                              SEPARATE ACCOUNT NY-B
                           (Exact Name of Registrant)

                        RELIASTAR LIFE INSURANCE COMPANY
                                   OF NEW YORK
                               (Name of Depositor)

                          1000 Woodbury Road, Suite 208
                               Woodbury, NY 11797
                                 (800) 963-9539
         (Address and Telephone Number of Depositor's Principal Offices)


         Linda E. Senker, Esq.                  Kimberly J. Smith, Esq.
         ReliaStar Life Insurance               ING
         Company of New York                    1475 Dunwoody Drive
         1475 Dunwoody Drive                    West Chester, PA  19380
         West Chester, PA 19380                 (610) 425-3427
         (610) 425-4139

          (Name and Address of Agent for Service of Process)

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                          PART A, B and C

Parts A, B and C of this Post-Effective Amendment No. 5 incorporate by reference Parts A, B and C of Post-Effective Amendment No. 4 to Registration Statement on Form N-4 (File No. 333-85618) as filed electronically on
May 14, 2004.

                           SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that this Post-Effective Amendment to its Registration Statement on Form N-4 meets the requirements of Securities Act Rule 485(b) for effectiveness and has caused this Post-Effective Amendment to be signed on its behalf in the City of West Chester and Commonwealth of Pennsylvania on this 12th day of July, 2004.


                                     SEPARATE ACCOUNT NY-B
                                     (Registrant)

                                By:  RELIASTAR LIFE INSURANCE
                                     COMPANY OF NEW YORK
                                     (Depositor)

                                By:
                                     --------------------
                                     James R. Gelder*
                                     President (principle executive officer)

     By: /s/ Linda E. Senker
        ----------------------
         Linda E. Senker
         Counsel of Depositor

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 12, 2004.

       Signature                         Title
       ---------                         -----


                                         President and Director
      -------------------                (principle executive officer)
      James R. Gelder*


                      DIRECTORS OF DEPOSITOR


      ---------------------
      Audrey R. Kavanagh*

      ---------------------
      R. Michael Conley*

      ---------------------
      Mark A. Tullis*

      ---------------------
      Ulric Haynes, Jr.*

      ---------------------
      Brian D. Comer*

      ---------------------
      James F. Lille*

      ---------------------
      David A. Wheat*
      Chief Financial Officer

      ---------------------
      Charles B. Updike*

      ----------------------
      Ross M. Weale*

      ----------------------
      Stephen J. Preston*

      ----------------------
      Keith Gubbay*

      ----------------------
      Gregory G. McGreevey*


   By: /s/Linda E. Senker, Attorney-in-Fact
      -------------------
        Linda E. Senker

-----------------------

*Executed by Linda E. Senker on behalf of those indicated pursuant to Power of Attorney.